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NABI BIOPHARMACEUTICALS

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Nabi Investor Relations 301-770-3099 | www.nabi.com	Morrow & Co., LLC Attn: Joe Mills 203-658-9400

FOR IMMEDIATE RELEASE

NABI SENDS LETTER TO STOCKHOLDERS RESPONDING TO MANGROVE’S STATEMENTS AND CALLS ON STOCKHOLDERS TO VOTE THEIR WHITE PROXY CARD TODAY

Rockville, Maryland, August 23, 2012—Nabi Biopharmaceuticals (NASDAQ: NABI) announced today that it is sending a letter to its stockholders, a copy of which is included below. The letter is in response to the statements made by Mangrove Partners Fund, L.P. and urges Nabi’s stockholders to vote their WHITE proxy card accompanying Nabi’s definitive proxy statement, dated August 7, 2012, which was mailed to the stockholders in connection with the special meeting of Nabi’s stockholders to be held on September 24, 2012.

Dear Fellow Nabi Stockholder:

We have recently mailed to you a proxy statement regarding the proposed business combination transaction (the “Transaction”) between Nabi Biopharmaceuticals (“Nabi”) and Biota Holdings Limited (“Biota”). We urge you to read it in its entirety as it contains important information about the Transaction.

You face an important choice regarding your investment in Nabi. A Special Meeting of Nabi Stockholders will be held on September 24, 2012 (the “Special Meeting”) to approve a series of proposals necessary to complete the Transaction. We ask that you attend the Special Meeting or vote by proxy. Nabi’s board of directors has unanimously recommended that you vote in favor of all proposals on the WHITE proxy card.

Nabi’s board believes the Transaction is in the best interests of Nabi’s stockholders and that the Transaction offers an opportunity for Nabi’s stockholders to participate in the growth of the combined company. Nabi’s board arrived at this conclusion after conducting a robust and comprehensive strategic process that considered numerous strategic alternatives, including the liquidation of Nabi, in order to maximize stockholder value.

WE BELIEVE THAT MANGROVE’S STATEMENTS AND VIEWS REGARDING THE TRANSACTION ARE CONTRARY TO THE FACTS

You may be aware that Mangrove Partners Fund, L.P. (“Mangrove”), which owns approximately 3.4% of the outstanding shares of Nabi common stock, is opposing the Transaction. We believe that Mangrove, as an arbitrage hedge fund, has invested in Nabi as a liquidation play and that the Transaction doesn’t fit their investment thesis.

Although Mangrove, as a stockholder of Nabi, is free to express its views regarding the Transaction, we take issue with their attempts to vastly overstate their case and their expression of views that are contrary to the facts.

For example, Mangrove stated in its press release that the Transaction “fails to return to Nabi’s stockholders the underlying value of the Company’s assets, a value that we believe to be as much as $2.40 per share in cash . . . .”

Although Nabi’s cash assets as of June 30, 2012 were valued at approximately $2.40 per share of Nabi common stock, it would be inaccurate to suggest that the liquidation value of Nabi is currently $2.40 per share. You should be aware that if Nabi were to liquidate, a portion of Nabi’s cash assets would be used to satisfy its current and future liabilities as well as to cover operating expenses from June 30 through the completion of a liquidation process. Therefore Nabi’s stockholders would not receive a distribution of as much as $2.40 a share in a liquidation.

Mangrove also stated, “stockholders can receive a minimum of $1.87 per share through an orderly liquidation.”

We believe that it cannot be demonstrated with any certainty whether Nabi’s stockholders would eventually receive a minimum of $1.87 per share of Nabi common stock in the event of an orderly liquidation. It is important to note in this context that Mangrove has sold 2.74 million of its shares of Nabi common stock in Nabi’s issuer tender offer that was completed on July 30, 2012, after Mangrove tendered its entire position for sale at $1.68 per share.

Furthermore, even if stockholders were to receive a minimum of $1.87 per share through an orderly liquidation, a portion of such amount would not be distributed for approximately three years in accordance with the Delaware General Corporation Law. As disclosed in Nabi’s proxy statement for the Special Meeting, in a liquidation, the initial or interim liquidating distributions are currently estimated to be between approximately $1.51 and $1.68 per share (assuming no changes to the currently outstanding number of shares of Nabi common stock) and such amount would be distributed only after stockholder approval of a plan of liquidation and filing of a certificate of dissolution and may not be distributed until a period of three to four months after such stockholder approval. The remaining cash reserve amount (currently estimated to be between approximately $5 million to $10 million) would be distributed at a later time (which may take approximately three years) and only to the extent it is not used to satisfy future contingent and potential claims and liabilities in accordance with the Delaware General Corporation Law.

Mangrove claims “there are superior alternatives to a traditional liquidation by either (1) returning substantially all of Nabi’s cash holdings to Nabi’s stockholders in the form of a special dividend and then consummating a reverse merger with a company seeking a public listing, or (2) returning substantially all of Nabi’s cash holdings to Nabi’s stockholders in the form of a special dividend and then paying a third-party liquidation expert to undertake the three-year wind-down of Nabi and assume all future liabilities of the Company.”

Regarding the first alternative, if Nabi were to distribute substantially all of its cash assets, Nabi may be deemed to be a public shell company and, as a result, may be unable to meet the current NASDAQ listing requirements applicable to a public shell company. NASDAQ has stated that it will apply additional and more stringent listing criteria to public shell companies or delist such companies. We expect that such a result would not be attractive to a third-party that is seeking a NASDAQ listing. Therefore, we believe that the first alternative is unrealistic and not likely.

Regarding the second alternative, a third-party liquidation expert, if it were to assume all of Nabi’s future liabilities, would likely demand that Nabi reserve an amount of cash for currently unknown future contingent and potential claims and liabilities. We currently estimate such reserve to be between approximately $5 million to $10 million. However, a third-party liquidation expert may require even a higher amount. Furthermore, such third-party liquidation expert will require a payment of fees for its services. Therefore, we believe that this alternative would likely decrease the cash available to stockholders as liquidating distributions and, therefore, would not be a superior alternative to a traditional liquidation.

Mangrove’s claim that Nabi’s Board and Management has acted in its own self-interest is without merit.

As described in Nabi’s proxy statement for the Special Meeting, Nabi’s board of directors has unanimously determined that the Transaction is in the best interests of Nabi’s stockholders. Nabi’s board also believes that it has consistently acted in the best interests of Nabi’s stockholders in taking certain actions shortly after learning that NicVAX® (Nicotine Conjugate Vaccine) did not meet its primary endpoint in its first of two Phase 3 clinical trials. For example, Nabi took actions to significantly lower its operating costs, halted its R&D activities and initiated a robust and comprehensive strategic alternatives process and carefully considered, with the assistance of financial advisors and outside legal counsel, various alternatives to the Transaction, including the liquidation and dissolution of the company. Also, in order to create an incentive to its employees to stay with Nabi until the Transaction is completed, Nabi’s board authorized a special bonus award to all Nabi employees. The maximum aggregate amount payable under such special bonus award to the top three executives combined is $500,000. Please note that there is no other special compensation or awards payable to Nabi’s officers and directors specifically in connection with the Transaction that would not also be payable if Nabi were to be liquidated.

In addition, pursuant to the merger implementation agreement between Nabi and Biota, two members of Nabi’s board of directors will join the board of directors of the combined company, proportional to the respective equity ownership of Biota’s and Nabi’s stockholders immediately after the completion of the Transaction. Maintaining board representation in the combined company by the two legacy Nabi directors is particularly important in this Transaction because Nabi will be contributing its assets, such as NicVAX, to the combined company. As disclosed in Nabi’s proxy statement for the Special Meeting, Nabi currently expects to distribute to existing Nabi stockholders contingent value rights to potentially receive certain cash payments in connection with a NicVAX transaction. We believe these arrangements will facilitate the realization of the potential additional value of Nabi’s assets contributed to the combined company by Nabi’s existing stockholders as well as the stockholders of the combined company.

RECENT MANGROVE SALES OF ITS NABI SHARES

As previously disclosed, in an effort to provide those Nabi stockholders who would prefer not to be an owner of the combined company an opportunity to sell their shares of Nabi common stock, Nabi recently completed an issuer tender offer and purchased $24.4 million of its outstanding shares. You should be aware that no director or officer of Nabi tendered or sold any of their shares of Nabi common stock in the tender offer. However, the same cannot be said for Mangrove. Mangrove sold 2.74 million of its shares in the tender offer, after tendering its entire position for sale at $1.68 per share.

THE TRANSACTION PROVIDES AN OPPORTUNITY TO MAXIMIZE VALUE FOR THE COMBINED COMPANY’S STOCKHOLDERS

We believe that the Transaction will allow the combined company’s stockholders to achieve greater value for Biota’s business and liquidity for the combined company’s shares.

By way of background, Biota is a leading anti-infective drug development company based in Melbourne Australia, with key expertise in respiratory diseases, particularly influenza. It has developed the first-in-class neuraminidase inhibitor, zanamivir, subsequently marketed by GlaxoSmithKline as Relenza. Its research breakthroughs include a series of candidate drugs aimed at the treatment of respiratory syncytial virus (RSV) disease and Hepatitis C (HCV) virus infections. Biota has a well advanced program for human rhinovirus (HRV) infection with a completed Phase 2b study in asthmatic subjects. In addition, Biota and Daiichi Sankyo co-own a range of second generation influenza antivirals, of which the lead product, lnavir®, is marketed in Japan. Biota holds a contract from the US Office of Biomedical Advanced Research and Development Authority (“BARDA”) for the advanced development of laninamivir (marketed as Inavir® in Japan) in the US.

Both Biota’s and Nabi’s boards of directors believe that Biota’s assets are not being fully valued by the Australian capital markets and would be more appropriately valued in the US capital markets. Biota’s main commercial asset at this time is laninamivir and the contract with BARDA for its further late stage development in the US. The BARDA contract provides for the reimbursement to Biota of approved costs for work undertaken, plus a specified fee. The BARDA contract also provides for payments of up to $231 million if Biota meets certain key milestones over the contract term. It is the view of both Biota’s and Nabi’s boards of directors that the US capital markets, more than any other jurisdiction, would better recognize and more appropriately reflect the value of the BARDA contract and Biota’s business overall. This view is based on, among other things, the BARDA contract’s key milestones being delivered within the US and a major potential end customer being the US government. In addition, US investors, analysts and fund managers are in a better position to evaluate developments in their own market. Furthermore, the US health care capital markets and the related stockholder base are significantly larger than their Australian counterparts.

Nabi’s board of directors also believes that the Transaction offers Nabi’s stockholders the opportunity to participate in the potential growth of the combined company and to realize the value for Nabi’s residual assets, such as NicVAX, and future potential royalties from sales of Phoslyra.

Mangrove’s statement that “in the last two years alone Biota has generated losses of over $55 million AUD while generating just $30 million AUD of revenues” fails to take into account the substantial investments being made by Biota in the development of product candidates and Biota’s positive cash flows.

Biota is a drug discovery and development company and a number of its programs are currently in the investment phase. Recent expenses resulted in part from Biota’s decision to invest in a two-year human rhinovirus (HRV) Phase 2b study for vapendavir, which successfully met its primary endpoint in March 2012.

What Mangrove has failed to tell you is that Biota has been profitable in two of the last four years and has also generated positive cash flow in the aggregate over that period. Additionally, Biota has not raised additional capital since 2005. Since then, Biota has been net cash positive and returned AUD$20 million to its stockholders in 2009. Biota had AUD$53 million in cash at June 30, 2012.

Although there has been a decline in the price of Biota ordinary shares since the Transaction was announced, we believe this decline was not due to any material changes in the fundamentals of Biota’s business but instead resulted from the trading activities of Australian investment funds (some of whom are required under their investment guidelines to hold only Australian listed stocks) in a relatively thin trading market after the announcement of the Transaction. As stated above, we also believe that upon completion of the Transaction, the US capital markets would more appropriately value the combined company’s business.

Mangrove states that “Biota’s pipeline is speculative. It is in its early development stages and comes with substantial risks . . . Laninamivir, has yet to conclude Phase 1 testing in the United States.” However, these views regarding Biota’s product pipeline fail to tell stockholders the complete facts.

Although it is true that laninamivir (marketed as Inavir in Japan) is in Phase 1 study in the US, Mangrove failed to mention a very important fact that laninamivir is already licensed and being sold in Japan, after two successful Phase 3 treatment studies. In addition, Daichii Sankyo, co-owner and distributor of laninamivir in Japan, recently announced the successful completion of a Phase 3 prophylaxis study. Biota’s CEO, Peter Cook, stated in a recent press release that “approval in this new indication will significantly expand the market applicability for Inavir and further solidify its role in pandemic control. We continue to believe that Inavir’s demonstrated efficacy, combined with its ease of use, have the opportunity to significantly improve clinical outcomes for the treatment and now prevention, of influenza.” Moreover, laninamivir is currently the anti-influenza market leader in Japan, outselling Tamiflu, its main competitor, in its first flu season.

Mangrove also does not provide an accurate picture when it makes the statement that “Biota’s prospects of success are not encouraging as over 80% of Phase 1 drugs and over 50% of Phase 3 drugs ultimately fail” by neglecting to mention that laninamivir has successfully completed both Phases 1, 2 and three separate Phase 3 trials in Japan for both treatment and prophylaxis of influenza and is being sold in Japan. We believe that these facts, which Mangrove failed to mention, indicate a comparatively reduced risk associated with the development of laninamivir in the US. As noted above, the development of laninamivir is being funded by the contract with BARDA providing for payments of up to $231 million.

Mangrove’s claim that “Biota has refused to commit to a development timeline and may delay preparations for a Phase 3 clinical trial on its other main development asset which targets human rhinovirus (HRV)” is not accurate.

Biota currently anticipates submitting a new drug application (NDA) with the US Food and Drug Administration for laninamivir in 2016, in line with the terms of the contract with BARDA. Regarding Biota’s HRV program, Biota has stated that it would prefer to license to a third-party its drug product prior to the commencement of Phase 3 clinical trials so that the third-party company that ultimately markets the drug has the opportunity to design this pivotal study.

Mangrove’s claim that “the patents protecting Relenza, Biota’s main asset, will expire in the next several years” does not provide the entire story.

Although the patent expiration dates that Mangrove cites for Relenza are correct, it is worth mentioning that laninamivir, which also generates royalty revenue for Biota, has patents in Japan and elsewhere in the world that have expiration dates in 2027. Also, we believe that a loss of royalties from Relenza would be mitigated by sales of laninamivir in the US.

We believe that Mangrove’s claim that Nabi’s stockholders are better off receiving cash under a liquidation scenario and then, if they wish, purchasing Biota’s shares in the open market does not provide the entire story.

It is important to note that Biota’s shares are currently only traded on the Australian Securities Exchange (“ASX”). Both Nabi and Biota believe that the Biota shares are undervalued and thinly traded on the ASX. Therefore, if the Transaction is not completed, Biota’s shares may be purchased only on the ASX and the potential for growth of the combined company and more appropriate value recognition due to listing in the much larger US capital markets may never be realized.

WE URGE YOU TO SUPPORT THE TRANSACTION WITH BIOTA. VOTE IN FAVOR OF ALL THE TRANSACTION PROPOSALS BY SIGNING, DATING AND RETURNING THE WHITE PROXY CARD AS SOON AS POSSIBLE.

If you either have not voted or have previously voted and would like to change your vote, you may do so by signing, dating and returning the WHITE proxy card. Nabi’s stockholders who have questions should contact Morrow & Co., LLC, Nabi’s proxy solicitation agent. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902. You can call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 607-0088.

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About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals, headquartered in Rockville, Maryland, is a biopharmaceutical company that has focused on the development of vaccines addressing unmet medical needs, including nicotine addiction. Its sole product currently in development is NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for the treatment of nicotine addiction and prevention of smoking relapse based on patented technology. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

Important Additional Information

In connection with the Transaction, Nabi has filed a definitive proxy statement, dated August 7, 2012, with the Securities and Exchange Commission (“SEC”) in connection with a special meeting of stockholders of Nabi to be held on September 24, 2012. STOCKHOLDERS AND INVESTORS ARE URGED TO READ NABI’S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY NABI WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Stockholders and investors may obtain a free copy of Nabi’s definitive proxy statement and other materials filed by Nabi with the SEC at the SEC’s website at www.sec.gov, at Nabi’s website at www.nabi.com, or by contacting Morrow & Co., LLC, Nabi’s proxy solicitation agent, at (203) 658-9400 or toll-free at (800) 607-0088.

Forward-Looking Statements

Statements set forth above that are not strictly historical are forward-looking statements and include statements about the Transaction and related matters, Nabi’s plans to distribute cash or other rights to its stockholders, expected timing and completion of the proposed transactions, products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks that are more fully discussed in Nabi’s definitive proxy statement for the Special Meeting filed with the SEC on August 7, 2012 under the captions “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in the proxy statement. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.